UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

NSTAR

(Exact name of registrant as specified in its charter)

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2009

Registrant, Address and Telephone Number

NSTAR
800 Boylston Street
Boston, Massachusetts 02199
Telephone (617) 424-2000

Commission File Number	State of Incorporation	I.R.S. Employer Identification No.

001-14768	Massachusetts	04-3466300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.  Other Events

On December 21, 2009, NSTAR, through its wholly owned subsidiary Advanced Energy Systems, Inc. (“AES”), entered into an agreement to sell all of the outstanding shares of AES’ wholly owned subsidiary, Medical Area Total Energy Plant, Inc. (“MATEP”), to a joint venture comprised of Veolia Energy North America, a Boston-based subsidiary of Veolia Environnement with significant district energy experience, and Morgan Stanley Infrastructure Partners for approximately $320 million, pending necessary regulatory approvals.  In connection with the transaction, NSTAR will repay MATEP’s outstanding debt. The purchase price is subject to certain post-closing adjustments related to changes in working capital, interest, and other adjustments prior to the closing.

MATEP provides heating, chilled water service and electricity under long-term contracts to several hospitals, medical research and biotechnology centers and teaching institutions in the Longwood Medical Area of Boston.  Revenues from MATEP account for approximately 4% of NSTAR’s consolidated operating revenues.

The sale is subject to certain federal and state regulatory approvals, including approval from the Federal Energy Regulatory Commission.  Pending receipt of the necessary approvals, the sale transaction is expected to close in the first quarter or early part of the second quarter of 2010.

Proceeds from the sale are anticipated to be used to reduce NSTAR’s capitalization.

A Press Release dated December 21, 2009 is attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Number	Description of Exhibit
99.1	Press release dated December 21, 2009 and issued by the Registrant entitled “NSTAR to Sell District Energy Operations in Boston’s Longwood Medical Area”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NSTAR
(Registrant)
Date: December 21, 2009	By:	/s/ R. J. WEAFER, JR.
Robert J. Weafer, Jr.
Vice President, Controller
and Chief Accounting Officer